Exhibit 99.1

Summit Hotel Properties Reports First Quarter 2013 Results

Beat Consensus AFFO per share; 7.7% Pro Forma RevPAR Growth; 78.9 Percent Adjusted EBITDA Growth; Acquired 1,501 Guestrooms

AUSTIN, Texas--(BUSINESS WIRE)--May 6, 2013--Summit Hotel Properties, Inc. (NYSE: INN) (the “Company”) today announced results for the first quarter of 2013. The Company’s results included the following:

	First Quarter
	2013	2012
	($ in thousands, except per unit and RevPAR data)
Total Revenues	$63,211	$37,320
EBITDA ¹	$17,942	$8,916
Adjusted EBITDA ¹	$18,877	$10,554
FFO ¹	$10,762	$5,451
Adjusted FFO ¹	$11,837	$6,157
FFO per diluted unit ¹	$0.16	$0.15
Adjusted FFO per diluted unit ¹	$0.18	$0.16

Pro Forma ²
RevPAR	$77.44	$71.91
RevPAR growth	7.7%
Hotel EBITDA	$24,687	$21,782
Hotel EBITDA margin	34.1%	32.2%
Hotel EBITDA margin growth	190 bps

¹ See tables later in this press release for a reconciliation of net income (loss) to earnings before interest, taxes, depreciation and amortization (“EBITDA”), adjusted EBITDA, funds from operations (“FFO”), FFO per diluted unit, adjusted FFO and adjusted FFO per diluted unit. EBITDA, adjusted EBITDA, FFO, FFO per diluted unit, adjusted FFO and adjusted FFO per diluted unit, as well as hotel EBITDA (hotel revenues less hotel operating expenses), are non-GAAP financial measures. See further discussions of these non-GAAP measures later in this press release.

² Pro forma information includes operating results for 85 hotels owned as of March 31, 2013 as if each hotel had been owned by the Company since January 1, 2012, and excludes the following six hotels that were held for sale at March 31, 2013: the 119–guestroom Holiday Inn, Boise, ID; the 63–guestroom Holiday Inn Express, Boise, ID; the 63–guestroom Fairfield Inn, Boise, ID; the 63–guestroom Hampton Inn, Boise, ID; the 96–guestroom Courtyard, Memphis, TN; and the 78–guestroom SpringHill Suites, Lithia Springs, GA. As a result, these pro forma operating measures include operating results for certain hotels for periods prior to the Company’s ownership.

First Quarter Highlights

  Pro Forma RevPAR: Pro forma revenue per available room (“RevPAR”) in the first quarter of 2013 grew to $77.44, an increase of 7.7 percent over the same period in 2012. Pro forma RevPAR growth, adjusted for renovation displacement, was 9.0 percent. Pro forma average daily rate (“ADR”) grew to $109.57, an increase of 5.0 percent from the first quarter of 2012. Pro forma occupancy grew by 175 basis points to 70.7 percent.
  Pro Forma Hotel EBITDA: Pro forma hotel EBITDA for the first quarter of 2013 was $24.7 million, an increase of 13.3 percent over the same period of 2012. Pro forma hotel EBITDA includes $0.3 million of disruption caused by ongoing renovations during the first quarter of 2013 at ten of the Company’s hotels.
  Pro Forma Hotel EBITDA Margin: Pro forma hotel EBITDA margin grew 190 basis points compared with the same period in 2012. Pro forma hotel EBITDA margin is defined as pro forma hotel EBITDA as a percentage of pro forma total revenue.
  Adjusted EBITDA: The Company’s adjusted EBITDA increased to $18.9 million from $10.6 million in the same period in 2012, an increase of $8.3 million or 78.9 percent. Adjusted EBITDA for the quarter includes $0.1 million of charges associated with the consolidation of the Company’s corporate offices to Austin, TX.
  Adjusted FFO: The Company’s Adjusted FFO for the quarter was $11.8 million or $0.18 per diluted unit.
  Acquisitions: During the first quarter, the Company acquired nine hotels with 1,501 guestrooms, for a total purchase price of $231.6 million.
  Dividends: On May 1, 2013, the Company declared an $0.1125 per share quarterly dividend on its common shares, a $0.578125 per share quarterly dividend on its 9.25% Series A Cumulative Redeemable Preferred Shares, a $0.4921875 per share quarterly dividend on its 7.875% Series B Cumulative Redeemable Preferred Shares, and a $0.35625 per share partial quarterly dividend on its 7.125% Series C Cumulative Redeemable Preferred Shares.

	03/31/13	03/31/12	growth
Number of Hotels	91	73	24.7%
Number of Guestrooms	10,309	7,469	38.0%
Total Revenue (000’s)	$63,211	$37,320	69.4%
Adjusted EBITDA (000’s)	$18,877	$10,554	78.9%

“We are excited for another year with terrific opportunities for our company,” said Dan Hansen, President and CEO. “Our excitement is based on very solid performance by our same-store and newly acquired hotels in the first quarter, which is a seasonally softer quarter, renovations at ten of our hotels, which we expect will have a continued positive effect on future RevPAR growth, and our acquisition of nine hotels during the quarter, all of which we believe will positively affect earnings per share. In addition, we have been aggressively sourcing new opportunities from a variety of sources to ensure our pipeline for future acquisitions remains very strong. We remain focused and disciplined in our goal of acquiring the best brands, in the best markets, at cap rates that we believe are accretive to our company.”

Acquisitions

During the first quarter of 2013, the Company acquired nine hotels in the upscale and upper midscale segments, totaling 1,501 guestrooms for a total purchase price of $231.6 million. Acquisitions in 2012 and first quarter 2013, net of hotel dispositions, increased the Company’s guestroom count by 38.0 percent over the number of guestrooms owned on March 31, 2012.

“We are extremely pleased with our team’s execution through a very active period of transactions and both preferred and common equity raises. Our ability to integrate new properties while minimizing disruption through the renovation and disposition process is a clear indicator of why we have had a long history of success and a reputation as a premier asset management team,” said Dan Hansen, President and CEO.

The following table provides information on the Company’s first quarter 2013 hotel acquisitions:

				Purchase Price
Date	Hotel	Location	Rooms	(millions)
01/22/13	Hyatt Place	Orlando (Convention Center), FL	149	$ 13.5
01/22/13	Hyatt Place	Orlando (Universal), FL	151	13.9
01/22/13	Hyatt Place	Chicago (Hoffman Estates), IL	126	8.7
02/11/13	Holiday Inn Express & Suites*	San Francisco, CA	252	60.5
03/11/13	Courtyard	New Orleans (French Quarter), LA	140	26.0
03/11/13	Courtyard	New Orleans (Convention Center), LA	202	31.5
03/11/13	Courtyard	New Orleans (Metairie), LA	153	24.0
03/11/13	Residence Inn	New Orleans (Metairie), LA	120	20.0
03/11/13	SpringHill Suites	New Orleans (Convention Center), LA	208	33.5
	Total		1,501	$ 231.6
*This hotel was acquired by a joint venture in which the Company owns an 80% controlling interest.

On October 30, 2012, the Company entered into an agreement with an affiliate of Hyatt Hotels Corporation to fund $20.3 million in the form of a first lien mortgage loan on a hotel property in downtown Minneapolis, MN. The $20.3 million represents a portion of the total acquisition and renovation costs expected to be incurred to convert the property to a Hyatt Place hotel. Subject to certain conditions, including the successful conversion of the property estimated to be completed in the fourth quarter of 2013, the Company plans to purchase the property and enter into a management agreement with a Hyatt affiliate.

“We believe the Minneapolis conversion, when completed, provides our company with future embedded growth,” said Mr. Hansen. “We consider this conversion opportunity as a real value creator and expect to selectively use these opportunities as a vehicle to add value.”

Dispositions

During the first quarter of 2013, the Company continued its strategy of recycling capital by selling hotels or land that it no longer considers strategic.

  On January 15, 2013, the Company sold the AmericInn Hotel & Suites (62-guestrooms) in Golden, CO for $2.6 million.
  On February 15, 2013, the Company sold the Hampton Inn (149-guestrooms) in Denver (Greenwood Village), CO for $5.5 million.
  On February 27, 2013, the Company sold a parcel of land (3.25 acres) in Jacksonville, FL for $1.9 million.

Capital Markets

During the quarter, the Company completed several capital market transactions. The Company raised $230.2 million in net proceeds from common and preferred stock offerings.

  On January 14, 2013, the Company completed a public offering of 17,250,000 shares of its common stock at a public offering price of $9.00 per share, including the 2,250,000 shares issued pursuant to the underwriters’ over-allotment option. Net proceeds of $148.2 million were realized after deducting the underwriting discount and other estimated offering expenses.
  On March 20, 2013, the Company completed a public offering of 3,400,000 shares of its 7.125% Series C Cumulative Redeemable Preferred Stock, including 400,000 shares issued pursuant to the underwriters’ over-allotment option, resulting in net proceeds of $82.0 million, after deducting the underwriting discount and estimated offering costs.

In first quarter of 2013, the Company completed the following term debt transactions:

  On January 14, 2013, the Company repaid in full its loans with First National Bank of Omaha in the amount of $22.8 million.
  On January 25, 2013, the Company closed on a $29.4 million CMBS loan with KeyBank secured by four of its recent Hyatt Place acquisitions: Chicago (Lombard), IL; Denver (Lone Tree), CO; Denver (Englewood), CO; and Dallas (Arlington), TX. This loan has a maturity date of February 1, 2023, and bears interest at a fixed rate of 4.46%.
  On February 11, 2013, the Company, through a joint venture with an affiliate of IHG, acquired a Holiday Inn Express & Suites (252-guestrooms) in San Francisco, CA for a purchase price of $60.5 million, including $23.4 million of assumed mortgage debt with Greenwich Capital. The loan bears interest at 6.20% and has a January 6, 2016 maturity date.
  On March 7, 2013, the Company closed on a $22.7 million CMBS loan with KeyBank secured by three of its recent Hyatt acquisitions: Scottsdale, AZ; Baltimore (Owings Mills), MD; and Denver (Englewood), CO. This loan has a maturity date of April 1, 2023 and bears interest at a fixed rate of 4.52%.
  On March 8, 2013, the Company closed on a $22.0 million CMBS loan with KeyBank secured by three of its recent Hyatt Place acquisitions: Orlando (Universal), FL; Orlando (Convention Center), FL; and Chicago (Hoffman Estates), IL. This loan has a maturity date of April 1, 2023 and bears interest at a fixed rate of 4.30%.

“We are pleased with both the debt and equity opportunities so far in 2013,” said Stuart Becker, Executive Vice President and CFO. “We have been able to drive down our cost of capital with our recent offerings. In addition, we believe the strength of our balance sheet allows us to continue with our acquisition strategy.”

Capital Investment

The Company invested $7.4 million during the first quarter of 2013 on the renovations of ten properties. Projects ranged from lobby and public space improvements to complete guestroom renovations including all furniture, soft goods, and new guest bathrooms.

One of the Company’s largest transformations during first quarter of 2013 was the full renovation of the SpringHill Suites in Baton Rouge, LA. This renovation included exterior refinish, a lobby re-image to include a new kitchen, business center, front desk as well as tile, carpet, and wall coverings. The exercise room was relocated and all new fitness equipment was added. Common areas included new hallway carpet, tile, and wall coverings. The guestrooms included all new furniture, beds, wall coverings, air conditioning units, lighting, bath tile, and wall paint. This renovation totaled approximately $1.7 million and was completed in February of 2013.

Another major renovation in the first quarter was the Baton Rouge, LA Fairfield Inn. This property was converted to a Fairfield Inn & Suites which included new exterior signage upgrade and complete exterior refinish. A full lobby re-image and expansion was completed including a new kitchen, common area tile, carpet and wall coverings, a new front desk layout and exercise room equipment. Seven of the guestrooms were converted to suites to create added revenue opportunities. All guestrooms were renovated to include new furniture, beds, carpet, wall paint, air conditioning units, lighting, and bath tile. The renovation totaled $2.0 million and was completed in February of 2013.

“The capital we have invested in the renovations of our hotels continues to have positive results,” said Mr. Hansen. “We see continued RevPAR growth from these activities and continue to invest in our portfolio where opportunities are presented.”

Balance Sheet

  At March 31, 2013, the Company had total outstanding debt of $332.4 million and $20.8 million of cash and cash equivalents. Maximum borrowing capacity was $113.1 million under the senior secured revolving credit facility. The Company had $5.0 million outstanding on its senior secured revolving credit facility, $3.7 million in standby letters of credit, and $104.4 million available to borrow. In addition, the Company also had 18 unencumbered hotels available to further expand its borrowing base.
  The Company’s weighted average interest rate on its debt outstanding at March 31, 2013 is 5.35%.
  As of March 31, 2013, the Company’s funded debt to EBITDA was 3.9x. The Company’s debt to total market capitalization was 26.0%.

Subsequent Events

  On April 30, 2013, the Company acquired the 120–guestroom Hilton Garden Inn in Greenville, SC for $15.3 million.
  On May 1, 2013, the Company sold a non-strategic Holiday Inn Express (63-guestrooms) in Boise, ID for $3.0 million.
  On May 1, 2013, the Company sold a non-strategic Holiday Inn (119-guestrooms) in Boise, ID for $9.6 million.

Current Portfolio

On May 6, 2013, the Company owns 90 hotels totaling 10,247 guestrooms in 23 states, with 18 brands. Since its initial public offering in February of 2011, the Company has acquired 34 hotel properties, totaling 4,436 guestrooms for a total purchase price of $562.3 million.

Estimated Sources and Uses of Cash

On page 15 of this release, the Company provides a schedule of estimated sources and uses of cash. The schedule reflects components of the Company’s balance sheet as of March 31, 2013, as well as subsequently completed or announced hotel acquisitions and dispositions and completed or anticipated financing transactions. The schedule assumes dividends will be paid out of operating cash flow. No assurance can be given that anticipated transactions will be completed within the expected time frame, or at all. The timing of these transactions may change. In addition, the Company may choose not to complete anticipated transactions for various reasons, including reasons beyond the control of the Company.

Second Quarter 2013 Outlook

The Company is providing guidance for the second quarter based on 88 current hotels.¹ Except as described in footnote 1 below, it assumes no additional hotels are acquired or sold in the second quarter and no additional issuances of equity securities.

	Low-end	High-end
Pro forma RevPAR (88) ¹	$83.50	$85.00
Pro forma RevPAR Growth (88)	5.0%	7.0%
RevPAR (same-store 57)	$73.50	$75.00
RevPAR Growth (same-store 57)	5.0%	7.0%
Adjusted FFO	$16,500	$17,900
Adjusted FFO per diluted unit ²	$0.24	$0.26
Renovation capital deployed	$11,000	$13,000

¹ In addition to the Company’s portfolio of 91 hotels (10,309 guestrooms) at March 31, 2013, includes the following properties purchased subsequent to March 31, 2013 or currently under contract: the 120–guestroom Hilton Garden Inn, Greenville, SC; the 93-guestroom Holiday Inn Express & Suites, Minneapolis (Minnetonka), MN; and the 97-guestroom Hilton Garden Inn, Minneapolis (Eden Prairie), MN. Also excludes the following properties sold subsequent to March 31, 2013 or held for sale at March 31, 2013: the 119–guestroom Holiday Inn, Boise, ID; the 63–guestroom Holiday Inn Express, Boise, ID; the 63–guestroom Fairfield Inn, Boise, ID; the 63–guestroom Hampton Inn, Boise, ID; the 96–guestroom Courtyard, Memphis, TN; and the 78–guestroom SpringHill Suites, Lithia Springs, GA.

² Assumed weighted average diluted common units of 68,930,000 for second quarter 2013.

Full Year 2013 Outlook

The Company is providing guidance for full year 2013 based on 92 current hotels.¹ Except as described in footnote 1 below, it assumes no additional hotels are acquired or sold in 2013 and no additional issuances of equity securities. US GDP growth was assumed to be in the range of 2.0 to 2.5 percent.

	Low-end	High-end
Pro forma RevPAR (92) ¹	$79.50	$81.00
Pro Forma RevPAR Growth (92)	5.0%	7.0%
RevPAR (same-store 57)	$69.50	$71.00
RevPAR Growth (same-store 57)	5.0%	7.0%
Adjusted FFO ²	$57,300	$61,400
Adjusted FFO per diluted unit ³	$0.84	$0.90
Renovation capital deployed	$40,000	$48,000

¹ In addition to the Company’s portfolio of 91 hotels (10,309 guestrooms) at March 31, 2013, includes the following properties purchased subsequent to March 31, 2013 or currently under contract: the 120–guestroom Hilton Garden Inn, Greenville, SC; the 93-guestroom Holiday Inn Express & Suites, Minneapolis (Minnetonka), MN; the 97-guestroom Hilton Garden Inn, Minneapolis (Eden Prairie), MN; the 297–guestroom Courtyard, Indianapolis, IN; the 156–guestroom SpringHill Suites, Indianapolis, IN; the 198–guestroom SpringHill Suites, Louisville, KY; and the 135–guestroom Fairfield Inn & Suites, Louisville, KY. Also excludes the following properties sold subsequent to March 31, 2013 or held for sale at March 31, 2013: the 119–guestroom Holiday Inn, Boise, ID; the 63–guestroom Holiday Inn Express, Boise, ID; the 63–guestroom Fairfield Inn, Boise, ID; the 63–guestroom Hampton Inn, Boise, ID; the 96–guestroom Courtyard, Memphis, TN; and the 78–guestroom SpringHill Suites, Lithia Springs, GA.

² Adjusted FFO guidance on 98 hotels assumes additional charges in the range of $0.4 million to $0.6 million that are associated with the consolidation of the Company’s corporate office from Sioux Falls, SD to Austin, TX prior to the end of 2013.

³ Assumed weighted average diluted common units of 68,268,000 for full year 2013.

Earnings Call

The Company will conduct its quarterly conference call on Tuesday, May 7, 2013 at 9:00am EST. To participate in the conference call please dial 877-703-6105. The participant passcode for the call is 68239143. Additionally, a live webcast of the call will be available through the Company’s website, www.shpreit.com. A replay of the conference call will be available until 11:59pm EST Tuesday, May 14, 2013 by dialing 888-286-8010; participant passcode 12660903. A replay of the conference call will also be available on the Company’s website until August 7, 2013.

About Summit Hotel Properties

Summit Hotel Properties, Inc. is a publicly traded real estate investment trust focused primarily on acquiring and owning premium-branded select-service hotels in the upscale and upper midscale segments of the lodging industry. As of May 6, 2013, the Company’s portfolio consisted of 90 hotels with a total of 10,247 guestrooms located in 23 states. Additional information about Summit may be found at the Company’s website, www.shpreit.com.

Forward-Looking Statements

This press release contains statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” “forecast,” “continue,” “plan” or other similar words or expressions. Forward-looking statements are based on certain assumptions and can include future expectations, future plans and strategies, financial and operating projections or other forward-looking information. Examples of forward-looking statements include the following: projections of the Company’s revenues and expenses, capital expenditures or other financial items; descriptions of the Company’s plans or objectives for future operations, acquisitions, dispositions, financings or services; forecasts of the Company’s future financial performance and potential increases in average daily rate, occupancy, RevPAR, room supply and demand, funds from operations and adjusted funds from operations; US GDP growth; estimated sources and uses of available capital; and descriptions of assumptions underlying or relating to any of the foregoing expectations regarding the timing of their occurrence. These forward-looking statements are subject to various risks and uncertainties, not all of which are known to the Company and many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to, the state of the U.S. economy, supply and demand in the hotel industry and other factors as are described in greater detail in the Company’s filings with the Securities and Exchange Commission (“SEC”), including, without limitation, the Company’s Annual Report on Form 10-K for the year ended December 31, 2012. Unless legally required, the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

For information about the Company’s business and financial results, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 and its quarterly and other periodic filings with the SEC. The Company undertakes no duty to update the statements in this release to conform the statements to actual results or changes in the Company’s expectations.

The following condensed consolidated balance sheets and statements of operations are those of Summit Hotel OP, LP (the Operating Partnership) and Summit Hotel Properties, Inc.’s (the REIT) consolidated operating partnership. Such financial results for the periods presented are identical to those of the REIT; however, we believe the reconciliation of FFO, AFFO, EBITDA and Adjusted EBITDA to net income (loss) presented in the Operating Partnership’s statement of operations is more beneficial, as it eliminates the presentation of noncontrolling interests represented by the equity interests held by limited partners of the Operating Partnership, other than the REIT. In addition, FFO and AFFO results on a total per common unit basis provides for a more consistent period over period presentation now and in future periods.

SUMMIT HOTEL PROPERTIES
Condensed Consolidated Balance Sheets
March 31, 2013 and December 31, 2012
Amounts in thousands
	March 31,	December 31,
	2013	2012
ASSETS

Investment in hotel properties, net	$934,842	$734,362
Investment in hotel properties under development	10,380	10,303
Land held for development	13,844	15,802
Assets held for sale	26,920	4,836
Cash and cash equivalents	20,790	13,980
Restricted cash	22,261	3,624
Trade receivables	12,677	5,478
Prepaid expenses and other	2,889	5,311
Deferred charges, net	9,324	8,895
Deferred tax asset	3,894	3,997
Other assets	4,169	4,201
TOTAL ASSETS	$1,061,990	$810,789

LIABILITIES AND EQUITY

LIABILITIES
Debt	$325,673	$312,613
Debt related to assets held for sale	6,715	-
Accounts payable	3,875	5,013
Accrued expenses	21,886	18,985
Derivative financial instruments	534	641
TOTAL LIABILITIES	358,683	337,252

COMMITMENTS AND CONTINGENCIES

EQUITY	703,307	473,537

TOTAL LIABILITIES AND EQUITY	$1,061,990	$810,789

SUMMIT HOTEL PROPERTIES
Condensed Consolidated Statements of Operations
Amounts in thousands
	First Quarter
	2013	2012
REVENUE
Room revenue	$60,089	$35,727
Other hotel operations revenue	3,122	1,593
Total Revenues	63,211	37,320

EXPENSES
Hotel operating expenses
Rooms	17,621	10,475
Other direct	8,244	4,954
Other indirect	16,242	10,146
Other	213	201
Total hotel operating expenses	42,320	25,776
Depreciation and amortization	11,156	7,555
Corporate general and administrative:
Salaries and other compensation	2,421	938
Other	656	883
Hotel property acquisition costs	654	580
Total Expenses	57,207	35,732

INCOME (LOSS) FROM OPERATIONS	6,004	1,588

OTHER INCOME (EXPENSE)
Interest income	18	1
Other income	160	-
Interest expense	(4,072)	(3,195)
Gain (loss) on disposal of assets	6	-
Total Other Income (Expense)	(3,888)	(3,194)

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	2,116	(1,606)

INCOME TAX (EXPENSE) BENEFIT	(410)	147

INCOME (LOSS) FROM CONTINUING OPERATIONS	1,706	(1,459)

INCOME (LOSS) FROM DISCONTINUED OPERATIONS	177	(1,346)

NET INCOME (LOSS)	1,883	(2,805)

NET INCOME (LOSS) ATTRIBUTABLE TO NONCONTROLLING INTERESTS IN JOINT VENTURE	(37)	-

NET INCOME (LOSS) ATTRIBUTABLE TO SUMMIT HOTEL OP, LP	1,920	(2,805)

PREFERRED DIVIDENDS	(2,452)	(1,156)

NET INCOME (LOSS) ATTRIBUTABLE TO COMMON UNIT HOLDERS	$(532)	$(3,961)

WEIGHTED AVERAGE COMMON UNITS OUTSTANDING
Basic	65,979	37,378

Diluted	66,245	37,378

SUMMIT HOTEL PROPERTIES
FFO
Amounts in thousands, except per common unit
(Unaudited)
	First Quarter
	2013	2012
NET INCOME (LOSS)	1,883	(2,805)
Preferred dividends	(2,452)	(1,156)
Depreciation and amortization	11,490	8,480
Loss on impairment of assets	1,500	932
(Gain) loss on disposal of assets	(1,640)	-
Noncontrolling interest in joint venture	37	-
Adjustments related to joint venture	(56)	-
Funds From Operations	$10,762	$5,451
Per common unit	$0.16	$0.15

Equity based compensation	421	126
Hotel property acquisition costs	654	580
Adjusted Funds From Operations	$11,837	$6,157
Per common share/unit	$0.18	$0.16

Weighted average diluted common units	66,245	37,378

SUMMIT HOTEL PROPERTIES
EBITDA
Amounts in thousands
(Unaudited)
	First Quarter
	2013	2012
NET INCOME (LOSS)	$1,883	$(2,805)
Depreciation and amortization	11,490	8,480
Interest income	(18)	(1)
Interest expense	4,154	3,525
Income tax expense (benefit)	452	(283)
Noncontrolling interest in joint venture	37	-
Adjustments related to joint venture	(56)	-
EBITDA	$17,942	$8,916

Equity based compensation	421	126
Hotel property acquisition costs	654	580
Loss on impairment of assets	1,500	932
(Gain) loss on disposal of assets	(1,640)	-
ADJUSTED EBITDA	$18,877	$10,554

SUMMIT HOTEL PROPERTIES
Pro Forma Hotel Operational Data¹
Schedule of Property Level Results
Amounts in thousands
(Unaudited)
	First Quarter
	2013	2012
REVENUE
Room Revenue	$68,682	$64,320
Other hotel operations revenue	3,738	3,340
Total Revenue	72,419	67,661

EXPENSES
Hotel operating expenses
Rooms	19875	19,103
Other direct	9,298	8,937
Other indirect	18,319	17,608
Other	240	231
Total Operating expenses	47,733	45,879

Hotel EBITDA	$24,687	$21,782

¹ For purposes of this press release, pro forma information includes operating results for 85 hotels owned as of March 31, 2013 as if each hotel had been owned by the Company since January 1, 2012, and excludes the following six hotels that were held for sale at March 31, 2013: the 119–guestroom Holiday Inn, Boise, ID; the 63–guestroom Holiday Inn Express, Boise, ID; the 63–guestroom Fairfield Inn, Boise, ID; the 63–guestroom Hampton Inn, Boise, ID; the 96–guestroom Courtyard, Memphis, TN; and the 78–guestroom SpringHill Suites, Lithia Springs, GA. As a result, these pro forma operating measures include operating results for certain hotels prior to the Company’s ownership.

SUMMIT HOTEL PROPERTIES
Pro Forma¹ and Same-Store² Statistical Data for the Hotels
(Unaudited)
	Pro forma First Quarter
	2013	2012
Total Portfolio (85 hotels)
Rooms Occupied	626,854	616,519
Rooms Available	886,899	894,439
Occupancy	70.7%	68.9%
ADR	$109.57	$104.33
RevPAR	$77.44	$71.91

Occupancy Growth	175 bps
ADR Growth	5.0%
RevPAR Growth	7.7%

	First Quarter
	2013	2012
Same Store (57 hotels)
Rooms Occupied	364,349	360,064
Rooms Available	538,020	544,180
Occupancy	67.7%	66.2%
ADR	$98.45	$94.55
RevPAR	$66.67	$62.56

Occupancy Growth	155 bps
ADR Growth	4.1%
RevPAR Growth	6.6%

¹ For purposes of this press release, pro forma information includes operating results for 85 hotels owned as of March 31, 2013 as if each hotel had been owned by the Company since January 1, 2012, and excludes the following six hotels that were held for sale at March 31, 2013: the 119–guestroom Holiday Inn, Boise, ID; the 63–guestroom Holiday Inn Express, Boise, ID; the 63–guestroom Fairfield Inn, Boise, ID; the 63–guestroom Hampton Inn, Boise, ID; the 96–guestroom Courtyard, Memphis, TN; and the 78–guestroom SpringHill Suites, Lithia Springs, GA. As a result, these pro forma operating measures include operating results for certain hotels prior to the Company’s ownership.

² For purposes of this press release, same store information includes operating results for same store properties owned at all times by the Company during the three-month periods ended March 31, 2013 and 2012.

SUMMIT HOTEL PROPERTIES
Pro Forma Statistical Data for the Hotels¹
Amounts in thousands, except ADR and RevPAR
(Unaudited)
	2012			2013
	Q2	Q3	Q4	Q1	T-12

Room Revenue	$71,016	$70,205	$64,221	$68,681	$274,124
Other Revenue	3,305	3,301	3,401	3,738	13,745
Total Revenue	$74,321	$73,506	$67,622	$72,419	$287,869

Hotel EBITDA	$26,199	$24,233	$19,994	$24,687	$95,113

Rooms occupied	676,158	677,642	624,239	626,854	2,604,893
Rooms available	894,378	904,176	903,695	886,899	3,589,148

Occupancy	75.6%	74.9%	69.1%	70.7%	72.6%
ADR	$105.03	$103.60	$102.88	$109.57	$105.23
RevPAR	$79.40	$77.65	$71.06	$77.44	$76.38

¹ For purposes of this press release, pro forma information includes operating results for 85 hotels owned as of March 31, 2013 as if each hotel had been owned by the Company since January 1, 2012, and excludes the following six hotels that were held for sale at March 31, 2013: the 119–guestroom Holiday Inn, Boise, ID; the 63–guestroom Holiday Inn Express, Boise, ID; the 63–guestroom Fairfield Inn, Boise, ID; the 63–guestroom Hampton Inn, Boise, ID; the 96–guestroom Courtyard, Memphis, TN; and the 78–guestroom SpringHill Suites, Lithia Springs, GA. As a result, these pro forma operating measures include operating results for certain hotels prior to the Company’s ownership.

SUMMIT HOTEL PROPERTIES
Estimated Sources and Uses of Cash
March 31, 2013 and Subsequent Events
Amounts in thousands
	Sources	Uses
Net Cash Available at March 31, 2013
Cash and Cash Equivalents	$20,800	$-
Secured Credit Facility Borrowing Capacity	113,100	-
Outstanding Borrowings on Revolving Credit Facility (1)	(8,700)	-

Completed Transactions (Subsequent to March 31, 2013)
Hotel Acquisitions
Greenville, SC Hilton Garden Inn (2)	-	15,300
Dispositions
Boise, ID Holiday Inn (3)	9,600	-
Boise, ID Holiday Inn Express (3)	3,000	-

Debt Financing
MetaBank Loan Pay-off (3)	-	6,700

Anticipated Transactions
Hotel Acquisitions
Minneapolis (Eden Prairie), MN Hilton Garden Inn (4)	-	10,200
Minneapolis (Minnetonka), MN Holiday Inn Express & Suites (4)	-	6,900
Indianapolis, IN Courtyard and SpringHill Suites (5)	-	93,500
Louisville, KY SpringHill Suites and Fairfield Inn & Suites (5)	-	59,500
Debt Financing
Minneapolis (Eden Prairie), MN Hilton Garden Inn - Assumed Mortgage Debt (4)	6,400	-
Minneapolis (Minnetonka), MN Holiday Inn Express & Suites - Assumed Mortgage Debt (4)	3,800	-
Indianapolis, IN and Louisville, KY Portfolio - Anticipated Mortgage Debt (5)	100,000	-
Indianapolis, IN and Louisville, KY Portfolio - funding on Revolving Credit Facility Borrowings (5)	53,000	-
Dispositions
Memphis, TN Courtyard (6)	4,200	-
Houston, TX Land (7)	2,500	-
Anticipated Capital Expenditures
Scheduled Q2 2013 Cap Ex (8)	-	12,000
Loan advance and purchase of Hyatt Place Minneapolis, MN (9)	-	20,700
Estimated Net Cash Available After Completed and Anticipated Transactions Described Above
Cash and Cash Equivalents	-	12,000
Secured Credit Facility Borrowing Capacity (10)	-	150,000
Outstanding Borrowings on Revolving Credit Facility	-	(79,100)

Total	$307,700	$307,700

Note: The Company ’s announced or anticipated acquisitions, dispositions, and financing activities outlined above are subject to satisfactory completion of the Company’s and lender’s due diligence and satisfaction of customary closing conditions, and the Company can give no assurance that the anticipated activities will be consummated.

SUMMIT HOTEL PROPERTIES
Estimated Sources and Uses of Cash

  Includes $3.7 million standby letters of credit.
  On April 30, 2013, the Company acquired the 120-guestroom Hilton Garden Inn in Greenville, SC for $15.3 million.
  On May 1, 2013, the Company sold the 119–guestroom Holiday Inn in Boise, ID for $9.6 million and the 63–guestroom Holiday Inn Express & Suites in Boise, ID for $3.0 million. Proceeds from the sale were used to retire $6.7 million of mortgage debt provided by MetaBank. The amounts shown in the table reflect the contractual sale prices (prior to adjustments and expenses).
  The Company anticipates acquiring the 97-guestroom Hilton Garden Inn in Minneapolis (Eden Prairie), MN and the 93-guestroom Holiday Inn Express & Suites in Minneapolis (Minnetonka), MN, both of which are under contract, in the second quarter of 2013 for $17.1 million. The Company anticipates assuming mortgage loans of $10.2 million in connection with the acquisition of the hotels.
  The Company has entered into a contract to purchase and anticipates acquiring an Indianapolis, IN and Louisville, KY portfolio for $153.0 million. This portfolio includes: the 297-guestroom Courtyard, Indianapolis, IN; the 156-guestroom SpringHill Suites, Indianapolis, IN; the 198-guestroom SpringHill Suites, Louisville, KY; and the 135-guestroom Fairfield Inn & Suites, Louisville, KY. These hotels are unencumbered; the Company is in discussions with lenders and anticipates initially funding the acquisitions by advancing on its secured revolving credit facility and/or utilizing bridge financing. The Company further anticipates acquiring mortgage financing for $100.0 million in the second or third quarter of 2013. The Company does not have a commitment for any anticipated bridge financing or mortgage financing and no assurance can be provided that such financing will be obtained on favorable terms, or at all.
  The Company anticipates selling a 96–guestroom Courtyard in Memphis, TN currently under contract during the second quarter of 2013 for $4.2 million. The amount shown in the table is the contractual sales price (prior to adjustments and expenses).
  The Company anticipates selling a 2.8 acre parcel of land in Houston, TX currently under contract in the second quarter of 2013 for $2.5 million. The amount shown in the table is the contractual sales price (prior to adjustments and expenses).
  Capital expenditures are provided at the mid-point of the Company’s second quarter guidance.
  The Company anticipates funding an additional $10.0 million on the loan on the Minneapolis, MN Hyatt Place in the second and third quarters of 2013. Subject to certain conditions, including the successful conversion of the property that is estimated to be completed in the fourth quarter of 2013, the Company plans to purchase the property by funding an additional $10.7 million and entering into a management agreement with a Hyatt affiliate.
  The Company anticipates expanding the capacity on its secured revolving credit facility to $150.0 million by pledging additional unencumbered hotels as collateral during the second quarter 2013. At March 31, 2013, the Company had 20 unencumbered hotel properties in its portfolio.

Non-GAAP Financial Measures

FFO and Adjusted FFO (“AFFO”)

As defined by the National Association of Real Estate Investment Trusts, or NAREIT, funds from operations, or FFO, represents net income or loss (computed in accordance with GAAP), excluding gains (or losses) from sales of property, plus depreciation and amortization. We present FFO because we consider it an important supplemental measure of our operational performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. FFO is intended to exclude GAAP historical cost depreciation and amortization, which assumes that the value of real estate assets diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions and impairment losses, it provides a performance measure that, when compared year over year, reflects the effect to operations from trends in occupancy, room rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income. Our computation of FFO may differ from the methodology for calculating FFO utilized by other equity REITs and, accordingly, may not be comparable to such other REITs because the amount of depreciation and amortization we add back to net income or loss includes amortization of deferred financing costs and amortization of franchise royalty fees. FFO should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as an indicator of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions.

We further adjust FFO for certain additional items that are not included in the definition of FFO, such as hotel transaction and pursuit costs, equity based compensation, loan transaction costs, prepayment penalties and certain other expenses, which we refer to as AFFO. We believe that AFFO provides investors with another financial measure that may facilitate comparisons of operating performance between periods and between REITs.

We caution investors that amounts presented in accordance with our definitions of FFO and AFFO may not be comparable to similar measures disclosed by other companies, since not all companies calculate this non-GAAP measure in the same manner. FFO and AFFO should not be considered as an alternative measure of our net income (loss) or operating performance. FFO and AFFO may include funds that may not be available for our discretionary use due to functional requirements to conserve funds for capital expenditures, property acquisitions, debt service obligations and other commitments and uncertainties. Although we believe that FFO and AFFO can enhance your understanding of our financial condition and results of operations, this non-GAAP financial measure is not necessarily a better indicator of any trend as compared to a comparable GAAP measure such as net income (loss). Above we have included a quantitative reconciliation of FFO and AFFO to the most directly comparable GAAP financial performance measure, which is net income (loss). Dollar amounts in such reconciliation are in thousands.

EBITDA and Adjusted EBITDA, and Hotel EBITDA

EBITDA represents net income or loss, excluding: (i) interest, (ii) income tax expense and (iii) depreciation and amortization. We believe EBITDA is useful to an investor in evaluating our operating performance because it provides investors with an indication of our ability to incur and service debt, to satisfy general operating expenses, to make capital expenditures and to fund other cash needs or reinvest cash into our business. We also believe it helps investors meaningfully evaluate and compare the results of our operations from period to period by removing the effect of our asset base (primarily depreciation and amortization) from our operating results. Our management also uses EBITDA as one measure in determining the value of acquisitions and dispositions. We further adjust EBITDA by adding back hotel transaction and pursuit costs, equity based compensation, impairment losses, and certain other nonrecurring expenses. We believe that adjusted EBITDA provides investors with another financial measure that may facilitate comparisons of operating performance between periods and between REITs.

With respect to hotel EBITDA, we believe that excluding the effect of corporate-level expenses, non-cash items, and the portion of these items related to discontinued operations, provides a more complete understanding of the operating results over which individual hotels and operators have direct control. We believe the property-level results provide investors with supplemental information on the ongoing operational performance of our hotels and effectiveness of the third-party management companies operating our business on a property-level basis.

We caution investors that amounts presented in accordance with our definitions of EBITDA, adjusted EBITDA and hotel EBITDA may not be comparable to similar measures disclosed by other companies, since not all companies calculate this non-GAAP measure in the same manner. EBITDA, adjusted EBITDA and hotel EBITDA should not be considered as an alternative measure of our net income (loss) or operating performance. EBITDA, adjusted EBITDA and hotel EBITDA may include funds that may not be available for our discretionary use due to functional requirements to conserve funds for capital expenditures and property acquisitions and other commitments and uncertainties. Although we believe that EBITDA, adjusted EBITDA and hotel EBITDA can enhance your understanding of our financial condition and results of operations, this non-GAAP financial measure is not necessarily a better indicator of any trend as compared to a comparable GAAP measure such as net income (loss). Above we include a quantitative reconciliation of EBITDA, adjusted EBITDA and hotel EBITDA to the most directly comparable GAAP financial performance measure, which is net income (loss). Dollar amounts in such reconciliation are in thousands.

CONTACT:
Summit Hotel Properties, Inc.
Dan Boyum, 512-538-2304
VP of Investor Relations
www.shpreit.com